Exhibit 99

News Release

Contacts:
Media	Investor Relations
Robert C. Ferris	Elena Doom
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	elena.doom@honeywell.com

HONEYWELL REPORTS SECOND QUARTER SALES UP 8% TO
$8.2 BILLION AND REPORTED EARNINGS PER SHARE OF $0.60

  Strong Organic Sales Growth of 8%

  EPS of $0.78 Excluding Non-Cash Pension Expense, Up 24% Versus Prior Year

  Operating Cash Flow: $1.1 Billion; Free Cash Flow: $1.0 Billion

  Raising Full-Year Outlook: EPS $2.40-2.50, FCF $3.1-3.3 Billion

          MORRIS TOWNSHIP, N.J., July 23, 2010 -- Honeywell (NYSE: HON) today announced second quarter 2010 sales were up 8% to $8.2 billion versus $7.6 billion in the second quarter of 2009 and earnings were up 24% excluding non-cash pension expense to $0.78 per share compared to $0.63 per share in the prior year. On a reported basis, earnings per share were $0.60, flat compared to second quarter last year. Cash flow from operations was $1,090 million and free cash flow (cash flow from operations less capital expenditures) was $975 million, compared to $1,009 million in the second quarter of last year. On a year-to-date basis, cash flow from operations was $1,833 million versus $1,467 million in 2009, and free cash flow was $1,648 million compared to $1,241 million in the first half of last year.

          “We believe the recovery is happening, with improving demand in both our short- and long-cycle businesses. However, given ongoing economic uncertainties, we remain cautious about the near-term outlook,” said Honeywell Chairman and CEO Dave Cote. “Turbochargers and general industrial products continue to rebound, and we’re starting to see a sequential up-tick in commercial aerospace orders. Our improved 2010 outlook reflects our strong first half performance and the continued momentum we’re seeing in our businesses, but, as usual, we’ll maintain a conservative stance in our planning assumptions and operating disciplines for the remainder of the year.”

          “We continue to focus on growth and productivity,” continued Cote. “We expect that favorable global macro trends like safety, security, and energy efficiency, combined with our continued investments in new technologies, emerging markets, and our process initiatives will enable the company to continue to grow and outperform now and over the long-term.”

          Honeywell expects 2010 sales of $32.4 -32.9 billion, earnings in the range of $2.40 -2.50 per share on a reported basis ($3.14 -3.24, excluding non-cash pension expense), and free cash flow of $3.1 -3.3 billion (cash flow from operations of $3.8 -4.0 billion).

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Q2 Results - 2

Segment Highlights
Aerospace

  Sales were down 3% compared with the second quarter of 2009, primarily due to lower original equipment manufacturer (OEM) sales and amounts recognized for payments to Business and General Aviation (BGA) OEM customers to offset pre-production costs, and lower airlines maintenance events, partially offset by growth in BGA spares sales and Defense logistics services.

  Segment profit was down 2% and segment margin was flat at 16.7%, primarily due to volume declines, BGA OEM payments mentioned above, and the absence of prior year labor cost actions, offset by cost savings initiatives and benefits from prior repositioning actions.

  Honeywell was selected by Commercial Aircraft Corporation of China, Ltd. (COMAC) to provide flight controls and wheels and brakes for the new C919 single-aisle commercial airliner. These new programs follow the previously-announced program award by COMAC for Honeywell to supply its 131-9 Auxiliary Power Unit (APU) and associated equipment for the C919. The total value of programs awarded to Honeywell by COMAC is more than $11 billion over the life of the programs.

  Honeywell will provide its full suite of safety avionics, including its IntuVue™ 3-D advanced weather radar, to VRG Linhas Aereas S.A. for $40 million over the life of the contract, including aftermarket support, beginning in 2013. IntuVue improves safety by detecting weather hazards earlier and at longer ranges than traditional systems. IntuVue also reduces pilot workload through automatic operation and intuitive displays and weighs less than other systems, making it more cost effective and energy efficient.

  Honeywell was selected by the United States Air Force Global Positioning Satellite III Program to supply newly designed Inertial Measurement Units (IMU) to accurately position satellites in orbit in a contract worth $45 million. The new Honeywell IMU was developed for space applications that must survive harsh natural and man-made environments while providing extremely precise measurements and long mission life.

Automation and Control Solutions

  Sales were up 7%, compared with the second quarter of 2009, primarily due to growth in all regions, general industrial recovery, growth in energy efficiency-related projects, and new product introductions, partially offset by softness in residential markets in developed regions.

  Segment profit was up 16% and segment margins increased 90 bps to 12.4% driven by increased volumes, cost savings initiatives, and benefits from prior repositioning actions, partially offset by the absence of prior year labor cost actions.

  Process Solutions has entered into an Integrated Main Automation Contractor consulting project with Abu Dhabi Gas Development Company Ltd. for its Shah Gas Development Project, leveraging its full technology portfolio to help the site operate safely, reliably, and efficiently. The first phase of the project is valued at more than $80 million, with a total potential of more than $200 million over subsequent phases. The Shah Gas Development Project is one of the largest and most complex projects in the industry and is expected to process 1 billion cubic feet of gas per day at full production capacity in 2014.

  Process Solutions announced it has been selected by PetroChina to provide the control and safety systems for the world’s longest gas pipeline, which will transport approximately 30 billion cubic yards of natural gas per year. Honeywell’s Experion® Process Knowledge System® will be the main integration and control software platform at the pipeline’s control stations.

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Q2 Results - 3

  Honeywell signed a $17.3 million contract with the City of Tallahassee, Fla. to implement a series of demand response and energy efficiency programs, building on the Energy Smart PLUS program and smart metering network the city launched in 2008. The new programs will help Tallahassee manage peak demand by reducing strain on the electrical grid and, by 2012, the city expects to have the potential to reduce more than 35 megawatts of peak energy use and generate more than 6,300 megawatt-hours in annual savings.

  Honeywell announced its offer to acquire Sperian Protection, a leader in personal protection equipment (PPE) design and manufacturing. The company will be integrated within Honeywell’s Life Safety business, which will benefit from significant synergies, including expanded access to global manufacturing and distribution channels and a strong retail presence. The combined business will offer a full range of complementary “head to toe” products for those who work in environments where safety is paramount, including the general industrial, construction, fire service, and electrical safety segments.

Transportation Systems

  Sales were up 30% compared with the second quarter of 2009, due to higher sales across all businesses globally.

  Segment profit was up $90 million and segment margins increased 810 bps to 11.3% driven by higher volumes, increased productivity, and benefits from prior repositioning actions, partially offset by the absence of prior year labor cost actions.

  Honeywell Turbo Technologies was awarded new gasoline and diesel platform wins with customers including Renault-Nissan, Audi, VW, Hyundai, Volvo Trucks, and MWM, estimated at more than $1 billion in revenue over the life of the programs. The platforms span the U.S., European, Asian, and South American markets for both passenger and commercial vehicle applications and are expected to launch beginning in 2012. Year-to-date platform wins are estimated at more than $2 billion in revenue over the life of the programs.

  Honeywell’s variable geometry turbo (VGT) technology was featured on the Audi R15 TDI vehicles at the 2010 24 Hours of Le Mans in June, helping Audi claim a clean sweep of the podium stand (first, second, and third place), while breaking the distance record for the race.

Specialty Materials

  Sales were up 20% compared with the second quarter of 2009, resulting from higher volumes due to improved global markets, petrochemical catalyst demand, and the favorable impact of pass-through raw material price increases at our Resins and Chemicals business.

  Segment profit was up 43% and segment margins increased 270 bps to 17% due to higher sales volumes, commercial excellence, cost controls, and productivity, partially offset by material inflation and the absence of prior year labor cost actions.

  General Motors has signed a supply agreement with Honeywell Fluorine Products for a new refrigerant for use in automotive air conditioning systems (HFO-1234yf). In addition to its non-ozone depleting characteristics, HFO-1234yf has a 99.7% lower global warming potential than the current refrigerant, helping General Motors meet new environmental regulations in the United States and Europe. Honeywell Fluorine Products also announced the intent to form a manufacturing joint venture with DuPont to produce HFO-1234yf. Under the agreement, DuPont and Honeywell will share financial and technological resources with the intent to jointly design, construct, and operate a world-scale manufacturing facility.

  UOP was selected as one of Boeing’s 2009 suppliers of the year because of its crucial role in supporting Boeing’s biofuel flight test program and research projects. Honeywell’s Green Jet Fuel™, produced from sustainable sources, such as algae, camelina, and jatropha, supported flight tests with Air New Zealand, Continental Airlines, Japan Airlines, and KLM Royal Dutch Airlines. It has also powered a U.S. Navy F/A-18 Super Hornet (the “Green Hornet”) in the first supersonic flight supporting the Navy’s efforts to certify alternative fuels.

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Q2 Results - 4

          Honeywell will discuss its results during its investor conference call today starting at 8:00 a.m. EDT. To participate, please dial (719) 457-2657 a few minutes before the 8:00 a.m. EDT start. Please mention to the operator that you are dialing in for Honeywell’s investor conference call. The live webcast of the investor call will be available through the “Investor Relations” section of the company’s Website (http://www.honeywell.com/investor). Investors can access a replay of the conference call from 11:00 a.m. EDT, July 23, until midnight, July 30, by dialing (719) 457-0820. The access code is 3243337.

Honeywell International (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes, and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, and Chicago Stock Exchanges. For more news and information on Honeywell, please visit www.honeywellnow.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

# # #

Q2 Results - 5

Consolidated Statement of Operations (Unaudited)
(In millions except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Product sales	$6,419	$5,804	$12,466	$11,622
Service sales	1,742	1,762	3,471	3,514

Net sales	8,161	7,566	15,937	15,136

Costs, expenses and other
Cost of products sold (A)	5,060	4,516	9,847	9,124
Cost of services sold (A)	1,208	1,166	2,403	2,314

	6,268	5,682	12,250	11,438
Selling, general and administrative expenses (A)	1,162	1,084	2,298	2,236
Other (income) expense	(9)	51	(11)	53
Interest and other financial charges	92	123	199	240

	7,513	6,940	14,736	13,967

Income before taxes	648	626	1,201	1,169
Tax expense	172	166	332	310

Net income	476	460	869	859

Less: Net income attributable to the noncontrolling interest	8	10	15	12

Net income attributable to Honeywell	$468	$450	$854	$847

Earnings per share of common stock - basic	$0.61	$0.60	$1.11	$1.14

Earnings per share of common stock - assuming dilution	$0.60	$0.60	$1.10	$1.14

Weighted average number of shares outstanding-basic	770	748	768	743

Weighted average number of shares outstanding - assuming dilution	777	750	774	745

(A) Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, pension and other post-retirement expense, and stock compensation expense.

Q2 Results - 6

Segment Data (Unaudited)

(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net Sales

Aerospace	$2,647	$2,719	$5,153	$5,478

Automation and Control Solutions	3,237	3,013	6,361	6,014

Specialty Materials	1,259	1,048	2,398	2,102

Transportation Systems	1,018	786	2,025	1,542

Corporate	—	—	—	—

Total	$8,161	$7,566	$15,937	$15,136

Reconciliation of Segment Profit to Income Before Taxes

	Three Months Ended June 30,		Six Months Ended June 30,

	2010	2009	2010	2009

Segment Profit

Aerospace	$443	$454	$856	$942

Automation and Control Solutions	401	346	787	657

Specialty Materials	214	150	384	275

Transportation Systems	115	25	211	22

Corporate	(66)	(45)	(95)	(90)

Total Segment Profit	1,107	930	2,143	1,806

Other income/ (expense) (A)	—	(60)	(2)	(68)
Interest and other financial charges	(92)	(123)	(199)	(240)
Stock compensation expense (B)	(36)	(35)	(86)	(77)
Pension expense (B)	(191)	(30)	(391)	(56)
Other postretirement income/ (expense) (B)	(12)	88	6	59
Repositioning and other charges (B)	(128)	(144)	(270)	(255)

Income before taxes	$648	$626	$1,201	$1,169

(A) Equity income/(loss) of affiliated companies is included in Segment Profit

(B) Amounts included in cost of products and services sold and selling, general and administrative expenses.

Q2 Results - 7

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	June 30, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$2,451	$2,801
Accounts, notes and other receivables	6,495	6,274
Inventories	3,596	3,446
Deferred income taxes	922	1,034
Investments and other current assets	1,460	381

Total current assets	14,924	13,936

Investments and long-term receivables	544	579
Property, plant and equipment - net	4,535	4,847
Goodwill	10,315	10,494
Other intangible assets - net	2,057	2,174
Insurance recoveries for asbestos related liabilities	854	941
Deferred income taxes	1,776	2,017
Other assets	1,086	1,016

Total assets	$36,091	$36,004

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities:
Accounts payable	$3,751	$3,633
Short-term borrowings	57	45
Commercial paper	1,148	298
Current maturities of long-term debt	23	1,018
Accrued liabilities	5,708	6,153

Total current liabilities	10,687	11,147

Long-term debt	6,254	6,246
Deferred income taxes	576	542
Postretirement benefit obligations other than pensions	1,551	1,594
Asbestos related liabilities	1,534	1,040
Other liabilities	6,361	6,481
Shareowners’ equity	9,128	8,954

Total liabilities and shareowners’ equity	$36,091	$36,004

Q2 Results - 8

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,

	2010	2009	2010	2009

Cash flows from operating activities:
Net income attributable to Honeywell	$468	$450	$854	$847
Adjustments to reconcile net income attributable to Honeywell to net cash provided by operating activities:
Depreciation and amortization	241	235	474	469
Repositioning and other charges	128	144	270	255
Net payments for repositioning and other charges	(102)	(146)	(221)	(294)
Pension and other postretirement expense (income)	203	(58)	385	(3)
Pension and other postretirement benefit payments	(53)	(49)	(89)	(96)
Stock compensation expense	36	35	86	77
Deferred income taxes	369	73	395	345
Excess tax benefits from share based payment arrangements	(2)	—	(4)	—
Other	(98)	428	(194)	286
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts, notes and other receivables	(279)	(119)	(189)	342
Inventories	(28)	205	(150)	254
Other current assets	45	39	17	8
Accounts payable	196	(12)	116	(641)
Accrued liabilities	(34)	(99)	83	(382)

Net cash provided by operating activities	1,090	1,126	1,833	1,467

Cash flows from investing activities:
Expenditures for property, plant and equipment	(115)	(117)	(185)	(226)
Proceeds from disposals of property, plant and equipment	1	9	2	17
Increase in investments	(15)	—	(311)	—
Decrease in investments	10	—	10	1
Cash paid for acquisitions, net of cash acquired	(137)	(8)	(137)	(28)
Acquisition escrow	(859)	—	(859)	—
Other	4	(42)	(12)	(48)

Net cash used for investing activities	(1,111)	(158)	(1,492)	(284)

Cash flows from financing activities:
Net (decrease)/increase in commercial paper	(100)	(102)	850	(1,033)
Net increase/(decrease) in short-term borrowings	13	(199)	12	(193)
Proceeds from issuance of common stock	23	5	55	9
Proceeds from issuance of long-term debt	—	—	—	1,488
Payments of long-term debt	—	—	(1,001)	(493)
Excess tax benefits from share based payment arrangements	2	—	4	—
Cash dividends paid	(233)	(228)	(464)	(452)

Net cash used for financing activities	(295)	(524)	(544)	(674)

Effect of foreign exchange rate changes on cash and cash equivalents	(84)	110	(147)	32

Net (decrease)/increase in cash and cash equivalents	(400)	554	(350)	541
Cash and cash equivalents at beginning of period	2,851	2,052	2,801	2,065

Cash and cash equivalents at end of period	$2,451	$2,606	$2,451	$2,606

Q2 Results - 9

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,

	2010	2009	2010	2009	2010 Guidance

Cash provided by operating activities	$1,090	$1,126	$1,833	$1,467	~$3,800 - $4,000

Expenditures for property, plant and equipment	(115)	(117)	(185)	(226)	~$700

Free cash flow	$975	$1,009	$1,648	$1,241	$3,100 - $3,300

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

Reconciliation of Earnings per share to Earnings per share, excluding pension expense (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2010 [1]	2009 [1]	2010 [1]	2009 [1]	2010 Guidance [2]

Earnings per share of common stock - assuming dilution	$0.60	$0.60	$1.10	$1.14	~$2.40 - $2.50

Pension expense	0.18	0.03	0.37	~0.06	~$0.74

Earnings per share of common stock - assuming dilution, excluding pension expense	$0.78	$0.63	$1.47	$1.19	~$3.14 - $3.24

1- Utilizes weighted average shares outstanding and the effective tax rate for the period.

2- Assumes weighted average shares outstanding of 780 million and a 26.5% effective tax rate for 2010 guidance.

We believe that earnings per share of common stock - assuming dilution, excluding pension expense is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.